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                                                                    Exhibit 11.2

                          COMMUNICATIONS CENTRAL INC.



                 COMPUTATION OF SUPPLEMENTAL EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                                                     YEAR ENDED JUNE 30
                                                                           1996             1995             1994
                                                               -------------------------------------------------------------

Primary and fully diluted:
 Weighted average common stock outstanding
  during the period                                                        6,055            5,714            2,993
 Net effect of dilutive stock options and stock warrants
   computed in accordance with the treasury stock method                       -              350              279
 Securities converted into or exercised for common
   stock upon initial consummation of initial public
   offering (1)                                                                -                -            1,630
 Dilutive effect on common stock equivalents issued
   subsequent to NovemberE1,E1992 computed in
   accordance with the treasury stock method as
   required by the SEC not included above (2)                                  -                -               48
                                                               -------------------------------------------------------------
Total                                                                      6,055            6,064            4,950
                                                               =============================================================
Net income                                                              $(17,946)          $3,172           $2,779
Plus: Reduction in interest expense from conversion
  of notes payable                                                             -                -               47
Plus: Reduction in interest expense from options
  converted                                                                    -                -                2
                                                               -------------------------------------------------------------
Net income available for common stock and common
 stock equivalents                                                      $(17,946)          $3,172           $2,828
                                                               =============================================================
Per share amount                                                          $(2.96)          $ 0.52           $ 0.57
                                                               =============================================================
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(1)  Supplemental earnings per share reflects securities converted into or exercised for common stock upon consummation of the initial public offering as if such conversion or exercise had occurred at the beginning of fiscal
     1993, the period immediately preceding the initial public offering.

(2)  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
     No. 83, common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the CompanyOs
     Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.